EXHIBIT 10.IIIA22

LUCENT TECHNOLOGIES INC. 2003 LONG TERM INCENTIVE PROGRAM (“PLAN”)
PERFORMANCE AWARD AGREEMENT

Name	Lucent HRID
Performance Period October 1, XXXX through September 30, XXXX	Issuance Date
Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

You have been granted, as of the Issuance Date set forth above, a Performance Award in the amount of US$ 00 if all target performance levels during the Performance Period are achieved (the “Target Award”). The Performance Period for this Performance Award begins October 1, XXXX and ends September 30, XXXX.

1.	Performance Award Amount. Except as provided below, your Performance Award, if any, will be paid in cash following the close of the Performance Period. The Committee will determine the performance criteria that will apply to each fiscal year included in the Performance Period. The amount of the Performance Award that will be paid to you shall depend on the satisfaction of performance criteria during each fiscal year included in the Performance Period. The actual Award amount will be equal to the sum of each fiscal year award amount where each fiscal year award amount is calculated as follows:

A x T/N x C/M,

where:

A = Actual performance criteria percentage achieved for such fiscal year

T = Target Award amount subject to this Performance Award

N = Number of fiscal years in the Performance Period of this Performance Award

C =	The number of calendar months (with any partial month considered as a full month) in such fiscal year during which you were eligible for this Performance Award in accordance with section 3 below

M = number of calendar months covered by the Award in such fiscal year

The determination of whether, and to what extent, such criteria are satisfied, and the determination of the percentage, if any, of the Performance Award to be distributed to you, will be conclusively determined by the Committee.

2.	Termination of Employment.

(a)	Except as provided below with respect to termination of employment by reason of Company Action, death, Disability, Retirement, or immediately following a leave of absence as defined in the Officer Severance Policy, upon your termination of employment with Lucent for any reason prior to the day on which the Performance Award, if any, is paid, your Performance Award will be immediately forfeited and canceled in its entirety. You will not be eligible for any payment under this Award.

(b)	In the event of the termination of your employment by reason of Company Action, death or Disability during the Performance Period, no month following the month of your Company Action, death or Disability will be considered an eligible month for purposes of the calculation in Section 1 above. Your Performance Award, if any, will be paid in cash following the close of the fiscal year during which your termination of employment occurred, and you will not be eligible for payments under this award for any subsequent fiscal year remaining in the Performance Period.

(c)	In the event of the termination of your employment by reason of Retirement during the Performance Period, no month following the month of your Retirement will be considered an eligible month for purposes of the calculation in Section 1 above. Your Performance Award, if any, will be paid in cash following the close of the Performance Period. If your employment terminates under circumstances constituting both a Company Action and Retirement, this Award will follow the provisions under paragraph (b) above for termination of employment by reason of Company Action.

(d)	In the event you are placed on a company initiated leave of absence, as defined in the Officer Severance Policy, for reasons other than Cause, any months following the month of such event will not be considered eligible months for purposes of the calculation in Section 1 above. Your performance award, if any, will be paid in cash following the close of the Performance Period.

(e)	In the event of the termination of your employment at any time for Cause or for unsatisfactory performance as determined in accordance with the Company’s policy, this Award will be canceled. You will not be eligible for any payment under this Award, including for fiscal years in the Performance Period that have been completed and for which an Award amount has been determined.

(f)	It shall not be considered a termination of your employment if you (i) transfer between Lucent and any Affiliate or (ii) are placed on an approved leave of absence. Except in the event of a Change in Control or unless otherwise determined by the Committee, it shall be considered a termination of your employment if your employer ceases to be Lucent or an Affiliate.

3.	Eligibility for Award.

(a)	To be eligible for this Award, your job level with Lucent must be a job level that is eligible for this Performance Award. If you are hired into, promoted into or demoted out of a job level that is then eligible for this Performance Award, variable C (of section 1 above) will only include those months during which you held a job level that is eligible for this Award. Your Performance Award, if any, will be paid in cash following the close of the Performance Period.

(b)	Also for purposes of calculating your Performance Award, in the event you are issued a subsequent agreement covering the same Performance Period but with a different Target Award, your eligibility for the Target Award under this Award Agreement will be in effect through the end of the month prior to the Issuance Date of the subsequent agreement for the Performance Period. The subsequent agreement for the Performance Period will be in effect as of the beginning of the month of its Issuance Date. Please note that the Target Award for the subsequent agreement may be greater than or less than the Target Award in this Award Agreement. In any given month during the Performance Period, only one Award Agreement will be in effect and the calculation in Section 1 of this Award Agreement will only be based on one Target Award amount. Your Performance Award, if any, will be paid in cash following the close of the Performance Period.

4.    Definitions.

(a)	Cause. “Cause” means:

(i)	violation of Lucent’s code of conduct, Business Guideposts;

(ii)	conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude, or

(iii)	gross omission or gross dereliction of any statutory or common law duty of loyalty to Lucent.

(b)	Company Action. “Company Action” means a Company or Subsidiary declared force management program, sale of a unit or portion of a unit, Company or Subsidiary initiated transfer of a Participant to a corporation, partnership, limited liability company or other business entity in which the Company has an equity interest and which does not constitute a Subsidiary or placement of the job function of a Participant with an outsourcing contractor.

(c)	Disability. “Disability” means termination of employment under circumstances where you qualify for and receive payments under a long-term disability pay plan maintained by Lucent or any Subsidiary or as required by or available under applicable local law.

(d)	Good Reason. “Good Reason” means for Employees who are subject to an employment agreement or severance policy with the Company or an Affiliate- the definition given to it under such employment agreement or severance policy.

(e)	Performance Period. “Performance Period” means the fiscal year period or periods covered by this Performance Award.

(f)	Retirement. “Retirement” means termination of employment with Lucent or any Subsidiary under any of the following circumstances or entitlements:

(i)	Service Pension under the Lucent Retirement Income Plan as defined in such plan;

(ii)	Similar pension under any comparable plan or arrangement with Lucent or a Subsidiary; or

(iii)	You are at least age 50 with a minimum of 15 years service with Lucent at the time of your termination of employment.

5.	No Right of Employment. Neither the Plan nor this award shall be construed as giving you the right to be retained in the employ of Lucent or any Affiliate.

6.	Taxes. Lucent shall have the right to withhold from any distribution or any payment hereunder, or require payment of, any taxes due upon distribution of this Award.

7.	Transferability. This Award may not be sold, assigned, transferred, pledged or otherwise encumbered. In the event of your death, amounts distributable to you hereunder shall be distributed to your estate, in which event neither Lucent nor any Affiliate shall have any further liability to anyone with respect to such amount.

8.	Determinations of the Committee. Any determinations or decisions made or actions taken arising out of or in connection with the interpretation and administration of this Award Agreement and the Plan by the Committee shall be final and conclusive.

9.	Regulatory Approvals. If the Senior Vice President—Human Resources or the Senior Vice President, General Counsel and Secretary of Lucent, or the successor of either of them, determines, on advice of counsel, that the consent or approval of any governmental or regulatory agency or authority is necessary or desirable as a condition of, or in connection with, this Performance Award, no portion of the Award may be payable until or unless such consent or approval shall have been effected or obtained. The foregoing shall not be construed as requiring any such registration, qualification, consent or approval.

10.	Governing Law. The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the state of Delaware in the United States without giving effect to the principles of conflicts of laws.

11.	Amendments made by the Committee. This Award Agreement may be amended by the Committee, provided that no such amendment shall impair your rights hereunder without your consent. Notwithstanding any other provisions to the contrary herein, the Committee, if it determines in its sole discretion that it is necessary or desirable under the circumstances, may authorize the proration or early distribution (or a combination thereof) of the Performance Award in the case of termination of the Plan.

12.	Other Terms.

(a)	The Plan is discretionary in nature and Lucent may cancel or terminate it at any time. The grant of a Performance Award is a one-time benefit and does not create any contractual or other right to receive a grant of Performance Awards, or benefits or payments in lieu of Performance Awards in the future. Future grants, if any, will be at the sole discretion of Lucent, including, but not limited to, the timing of any grant, the Target Award, duration of Performance Period, and payment provisions.

(b)	Your participation in the Plan is voluntary. The value of the Performance Award is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Performance Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(c)	This Award Agreement is subject to the provisions of Section 12 of the Plan, relating to Code Section 162(m).

(d)	Lucent makes no representation as to the value of this Award or whether you will be able to realize any profit out of it.

(e)	By accepting this Award or deriving any benefit from it, you signify your understanding of its terms and conditions.

(f)	You hereby request, authorize, and direct your employer to furnish Lucent (and any agent of Lucent administering the Plan or providing plan record keeping services) with such information and data as it shall request in order to facilitate the grant of awards and administration of the Plan and you waive any data privacy rights you might have with respect to such information.